A prospective clinical trial of prolonged autologous Erythropoietin (EPO) secretion from $TARGT_{EPO}$ in EPO-dependent End Stage Renal Disease patients

medgenics

[1]Blum, S., [1]Shapir, N., [1]Miari, R., [1]Liran, A., [1]Lerner B., [2,3]Doenyas-Barak K., [2,3]Efrati S., [4]Schwartz D., [4]Chernin G., and [5]Neil, G.A.

[1]Medgenics Medical Israel, Ltd., Misgav, Israel • [2]Research & Development unit and Nephrology unit, Assaf-Harofeh Medical Center, Zerifin, Israel • [3]Sackler school of medicine, Tel-Aviv University, Tel Aviv, Israel • [4]Nephrology and Dialysis Department, The Tel Aviv Sourasky Medical Center, Tel Aviv, Israel • [5]Medgenics, Inc., Wayne, PA, USA.

Abstract

Recombinant human Erythropoietin (rHuEPO) along with iron supplementation corrects anemia in most patients with End Stage Renal Disease (ESRD) but is associated with supra-physiological peak serum concentration (C_{max}) of EPO and may cause thromboembolic complications in these patients.

The Transduced Autologous Restorative Gene Therapy system (TARGT™) is an *ex-vivo* gene therapy platform that provides autologous, continuous protein or peptide therapy in the physiological range. The system consists of several 2 x 30 mm pieces of dermal tissue (Micro-Organ, MO), extracted under local anesthetic in which its fibroblasts cells are transduced with a viral vector containing a gene of interest. $TARGT_{EPO}$ refers to a TARGT that provides EPO. After culture, and measurement of *in-vitro* EPO production, one or more transduced MOs secreting EPO ($TARGT_{EPO}$s) are re-implanted subcutaneously as required for delivering the target dose. Patients are treated with local steroid injection to stabilize secretion. The system allows dose flexibility and the TARGTs may be added or removed according to the *in-vivo* secretion levels.

We present here initial results from an-ongoing open label ascending dose exploratory clinical study of $TARGT_{EPO}$ in patients with anemia due to ESRD. This study was approved by the Ethics Committees of the participating sites in Israel and the $TARGT_{EPO}$ product was cleared for clinical testing by the Israeli Ministry of Health. All patients have signed an informed consent prior to enrollment in the study. We have completed the enrollment of patients in the first out of 3 cohorts (the low dose) with 6 EPO-dependent patients treated with a total of up to 3 $TARGT_{EPO}$ units each, secreting a total of 25 IU/Kg/Day of autologous EPO. All patients continued their previous regimen of intravenous supplemental iron.

Efficacy data in this ongoing study is being continuously assessed as per protocol. Patient follow-up post implantation is ongoing, while the first patient implanted has completed 11 months of follow up with stable EPO secretion and stable Hb. Results obtained from the 6 patients enrolled thus far suggest stabilization of serum EPO levels at the physiological range of ≤20 mIU/ml and the resulting Hb levels between 9-12 g/dL without rHuEPO or transfusion while $TARGT_{EPO}$s are still functioning. Comparative analysis of serum EPO levels revealed significantly lower C_{max} with $TARGT_{EPO}$ compared to rHuEPO. Also, comparison of extrapolated Area Under the Curve (AUC) of rHuEPO vs. actual $TARGT_{EPO}$ AUC, revealed that $TARGT_{EPO}$ maintained Hb within the desired range in these patients with an order of magnitude smaller exposure to EPO compared to rHuEPO. This observation may have significant clinical benefits. No treatment related serious adverse events have been reported. $TARGT_{EPO}$ is a promising novel therapy for anemia and the TARGT platform may have promise for other diseases requiring protein or peptide based treatment.

EPO TARGT ($TARGT_{EPO}$) Technology:


TARGT™ (Transduced Autologous Restorative Gene Therapy)
DermaVac
Micro-Organ
#1
#2
#3
#4
Ex vivo gene therapy via HDAd vector
Transduced Micro-Organ ($TARGT_{EPO}$)
HDAd vector washed away

1. Harvest Micro-Organs from abdominal dermis using the proprietary DermaVac device
2. Transduce fibroblasts in Micro-Organs via ex vivo gene therapy to create $TARGT_{EPO}$
3. Wash out residual HDAd vector, measure EPO production and choose $TARGT_{EPO}$ for re-implantation
4. Implant $TARGT_{EPO}$ into patient where it produces endogenous EPO (eEPO)

Figure 1: $TARGT_{EPO}$ is produced from tissue structure called a Micro-Organ (MO), typically measuring 30 mm in length and 2 mm diameter, which is harvested directly from the patient's dermis under local anesthetic. The recombinant EPO transgene is inserted into the tissue and the protein-secreting $TARGT_{EPO}$ expresses and secretes EPO, from which the daily production rate is measured. The $TARGT_{EPO}$ is subsequently implanted subcutaneously back to the patient in order to provide continuous delivery of EPO.



Figure 2: Micro-Organ (30 mm in length and 2 mm in width) as related to the dimensions of a toothpick.


Dermis
subcutaneous fat
TARGT

Figure 3: Ultrasound imaging of implanted TARGT

TARGT Platform Mimics the Natural System

- **Autologous proteins and peptides** - Natural post translation modification, patient has his own "bioreactor".
- **Continuous secretion**
- **Physiologic levels** - Avoids supra-therapeutic spikes; lower exposure than conventional drugs.
- **Precise, individualized dosing**
- **Safe** - Simple, well-tolerated procedure; Avoids exposure to viral antigen; less immunogenicity (ex-vivo processing); Avoids viral DNA integration; Dosing according to in-vitro secretion; Interruptible therapy through excision/ablation (better dosing control).

ESRD Patients and EPO

ESRD patients (on Hemo or Peritoneal Dialysis) have significantly reduced or no secretion of endogenous EPO (eEPO). Due to various factors (including Low eEPO, chronic disease, inflammation, uremia etc.) these patients suffer from anemia. Hemodialysis patients' anemia is further aggravated by blood loss during dialysis. Injectable rHuEPO is used to increase hemoglobin to a more acceptable level and to avoid blood transfusions which result in iron overload. However, injectable rHuEPO has shown to increase the risk of thromboembolic events in this patient population.

MG-EP-RF-02 Study Using MDGN-201 in ESRD Patients; Trial in Progress

Study Summary		Group	Treatment	N
Study Summary	Prospective, Open label, Dose Escalation study, to evaluate Safety and Efficacy (control of Hb 9-11 and <12 g/dL) of $TARGT_{EPO}$™ in ESRD patients.	A	**Low dose** EPO 18-25 IU/kg/day	3 + 3*
		B	**Mid dose** EPO 35-45 IU/kg/day	3 + 3*
		C	**High dose** EPO 55-65 IU/kg/day	3 + 3*

MDGN-201 Phase I/II Trial Design

★ Screening → ★ Enrollment and dose selection → ★ Harvest procedure → 9 days: *Ex vivo* viral transduction → ★ Implantation procedure → 12 months: Treatment and follow-up → 6 months: Safety follow-up

4 weeks run-in

Endpoints: 1. Pharmacokinetics of $TARGT_{EPO}$™ secreted erythropoietin, 2. Hemoglobin levels: target range (9-11 and ≤ 12 g/dL), 3.Safety

Low Dose Patients Summary

Subject #	Age	Gender	Dialysis (years)	Medical History	rHuEPO Run-In Dose (IU/wk)	# of TARGTs	Months Post Implant	Status
E101 (Patient 1)	70	M	4	hypertension, diabetes	12K	3	11	Ongoing; stable Hb
E102 (Patient 2)	26	M	0.8	hypertension, IgA nephropathy	12K	2	5	Returned to baseline; received rHuEPO. Exited study.
E201 (Patient 3)	74	F	1.4	hypertension, diabetes, stroke	20K	1	2	Required rHuEPO following surgery unrelated to therapy. Exited study.
E202 (Patient 4)	76	M	9	hypertension, stroke, MI	20K	2	7	Ongoing; stable Hb
E203 (Patient 5)	67	M	1	diabetes	20K	3	6	Returned to baseline; received rHuEPO.
E204 (Patient 6)	64	F	0.75	hypertension	8K	3	5	Ongoing; stable Hb


Serum rHuEPO, mIU/ml
Days Pre-implantation
Serum Hb, g/dL
Days Pre-implantation

Figure 4: Patient E101 EPO and Hb during ESA injections at the study Run-in phase

Supra-therapeutic doses of rHuEPO required to maintain hemoglobin levels


Serum eEPO, mIU/ml
Predicted eEPO baseline
4mIU/ml
Days from Implantation
Serum Hb, g/dL
*Possible hemo-concentration
Days from Implantation

Figure 5: Patient E101 EPO and Hb post 3 TARGTs implantation

Target Hb is reached with **approx. 100x lower** C_{MAX} than rHuEPO. Patient appears to have the ability to auto regulate Hb levels.

Mid Dose Patients Summary

Subject #	Age	Gender	Dialysis (years)	Medical History	rHuEPO Run-In Dose (IU/wk)	# of TARGTs	Months Post Implant	Status
E206 (Patient 7)	62	M	0.7	Pseudo gout, FSGS, Thalassemia minor	20K	3	<1	Received rHuEPO. Exited study.
E205 (Patient 8)	50	M	2	hypertension, congestive heart failure, diabetes	16K	3	2	Ongoing; stable Hb
E401 (Patient 9)	66	M	4.6	hypertension, peripheral vascular disease, diabetes	2K	5	N/A	Implanted May 28, 2015; data not yet acquired.

Low and Mid Dose Summary

Out of 9 patients implanted thus far, 8 are evaluable, out of which 7 had good initial responses as measured by eEPO secretion, reticulocyte count and Hb. Patient 3 (low dose) had an unrelated SAE involving surgery and blood loss and had to be rescued 2 months post implantation. Patient 7 (mid dose) had 24 days of ESA wash out with a 1gr drop in Hb pre implantation. Upon implantation he failed to respond to $TARGT_{EPO}$ despite measureable eEPO and adequate reticulocytosis. Iron stores were adequate. He was noted to have a viral illness with low grade fever post implant. He required rescue with ESAs 20 days post implantation. However, he also failed to initially respond to ESAs and only after 60 days of treatment with both short and long acting ESAs his Hb increased above 9. A thorough work up performed revealed only microcytic anemia. Per protocol an EPO antibodies were measured and were negative.


Mean Serum eEPO, mIU/ml
Month Post Implantation
Patient 1
Patient 2
Patient 3
Patient 4
Patient 5
Patient 6
Patient 8

Figure 6: Monthly eEPO measured in patient serum post TARGTs implantation.


Mean Serum Hb, g/dL
Month Post Implantation
Patient 1
Patient 2
Patient 3
Patient 4
Patient 5
Patient 6
Patient 8

Figure 7: Monthly patient Hb post TARGTs implantation.


EPO, mIU/ml*hours
Patient Number
TARGT
IV

Figure 8: Calculated patient exposure to EPO pre and post TARGT implantation.

There is approximately one order of magnitude less EPO exposure with $TARGT_{EPO}$ compared to rHuEPO as calculated by area under the curve

Conclusions

- TARGT technology allows for continuous administration of therapeutic proteins at physiologic levels for extended time periods.
- TARGT harvest and implantation is well tolerated. A good safety profile has been observed thus far with $TARGT_{EPO}$.
- In this ongoing study we have completed enrollment of the low dose cohort. The mid dose cohort is being enrolled. All patients remain in follow up.
- A total of 9 patients have been implanted. 7 out 8 evaluable patients demonstrated a good initial response with reticulocytosis and adequate Hb. One patient (after long washout) was unable to maintain Hb on $TARGT_{EPO}$ despite adequate initial eEPO levels and reticulocytosis. This patient also had a relatively poor response to injectable rHuEPO. He developed a viral illness early in his course of therapy. Further evaluation is in progress but anti-EPO antibodies are negative.
- Thus far, 5/6 patients in the low dose cohort had 5 or more months of $TARGT_{EPO}$ secretion with stable Hb response. One patient is nearing 12 months with stable EPO secretion and Hb.

Israel
Medgenics Medical Israel, Ltd.
Misgav Business Park, Rehov Kahol 2
P.O. Box 14, Misgav, 20179
Phone: +972-4-902-8900
www.medgenics.com

USA
Medgenics, Inc.
435 Devon Park Drive, Bldg 700
Wayne, PA, 19087
Phone: 1-610-254-4201
info@medgenics.com